                                                                      EXHIBIT 12


                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in millions)

                                             Twenty-four weeks ended                              Fiscal Year
                                       ------------------------------------           -------------------------------------
                                       JUNE 20, 1997          JUNE 14, 1996           1996    1995    1994    1993    1992
                                       -------------          -------------           -----   -----   -----   -----   -----
Income Before Cumulative
 Effect of a Change in
 Accounting Principle                          $ 160                  $ 138           $ 306   $ 247   $ 200   $ 159   $ 134

Add/(Deduct):
  Tax on Income Before
   Cumulative Effect of a Change
   in Accounting Principle                       105                     88             196     165     142     116     103
Fixed Charges                                     81                     60             142     107      84      73      72
Interest Capitalized as Property
 and Equipment                                    (6)                    (2)             (9)     (8)     (4)     (3)     (2)
(Income)/Loss Related to Certain
 50%-or-Less-Owned-Affiliates                      -                      -               1       -      (2)     (1)      2
                                               -----                  -----           -----   -----   -----   -----   -----
EARNINGS AVAILABLE FOR FIXED  CHARGES            340                    284             636     511     420     344     309
                                               =====                  =====           =====   =====   =====   =====   =====


Fixed Charges:
  Interest Including Amounts
   Capitalized as Property and
   Equipment                                   $  59                  $  39           $  94   $  61   $  36   $  30   $  27
  Portion of Rental Expense
   Representative of Interest                     22                     21              48      45      45      40      44

  Share of Interest Expense of
   Certain 50%-or-Less-Owned-Affiliates            -                      -               -       1       3       3       1
                                               -----                  -----           -----   -----   -----   -----   -----
TOTAL FIXED CHARGES                            $  81                  $  60           $ 142   $ 107   $  84   $  73   $  72
                                               =====                  =====           =====   =====   =====   =====   =====

RATIO OF EARNINGS TO FIXED CHARGES               4.2                    4.7            4.48    4.78       5    4.71    4.29
                                               =====                  =====           =====   =====   =====   =====   =====

For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represents income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x) undistributed earnings of 50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.